Exhibit 99.2	Announcement of new Chief Financial Officer Press Release of Georgia Bancshares, Inc. dated November 4, 2003

Exhibit 99.2

The Bank of Georgia Selects New CFO

Dateline: November 4, 2003, Peachtree City, Georgia

Contact Name: C. Lynn GableContact
Phone: 770-631-9488Contact
Fax: 770-487-4368

Contact email: clgable@bankofgeorgia.com

Pat Shepherd, President and CEO of The Bank of Georgia, announced that C. Lynn Gable has joined the bank as Senior Vice-President and Chief Financial Officer.

Mr. Gable has extensive experience in financial management and most recently served as Senior Vice President and Chief Financial Officer for Community First Bank in Carrollton, Georgia. As the chief financial officer, Mr. Gable’s responsibilities include financial reporting and investor relations for The Bank of Georgia and its parent holding company, Georgia Bancshares, Inc.

“We are delighted to have Lynn join our exceptional team of bankers in this important position. His experience as well as his integrity makes him an asset to our group,” said Pat Shepherd.

Mr. Gable earned a Bachelor of Business Administration and a Master of Business Administration from West Georgia College. Mr. Gable also earned a Master of Strategic Studies from the U.S. Army War College and is a graduate of the Graduate School of Banking at Louisiana State University. He and his wife Jan have three grown sons. Mr. Gable has been an active member of the Army National Guard for over 32 years and currently holds the rank of Colonel.

The Bank of Georgia, a subsidiary of Peachtree City, Georgia based Georgia Bancshares, Inc., is a full-service bank, providing a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans, including home equity lines of credit, credit cards, drive-through windows, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com. For information on Georgia Bancshares, Inc., visit www.georgiabancshares.com.